Exhibit 4.06
PARTNERSHIP INTEREST PURCHASE AGREEMENT OF “VITRO CRISTALGLASS, S.L.” between FRANCISCO JAVIER PRADO OVALLE, ISAAC PRADO OVALLE, RECAREDO PRADO OVALLE, INVERGAR PARTICIPACIONES INMOBILIARIAS S.L., ISAAC PRADO BODELÓN, AND CONCEPCIÓN OVALLE VALLINAS as Sellers and VIMEXICO, S.A. DE C.V. as Purchaser.

Madrid, January 16, 2009.
STATE THAT
IV. Based on the agreements included in the Transactional Agreement, on July 10, 2008, Sellers exercised the sale option granted on the totality of their partnership with VITRO CRISTALGLASS, S.L. (C.I.F. B-82983180) (hereinafter the “Corporation”) (hereinafter the “Option Exercise”).
V. After the Option Exercise and to the execution of this Agreement:
(a) On August 11, 2008, Sellers and Buyers, among others, established, by virtue of a public deed granted by Notary Public Villafranca del Bierzo, Jose Pedro Rodriguez Fernandez, under his registry 1665, a novation to the Transactional Agreement by which, among others agreements, certain aspects were determined in connection with (i) the date for executing the purchase and sale as provided in the Transactional Agreement; (ii) the amount of the Balance, the Actual Interest, and the Purchase price for all Subject Partnership (as such terms are defined in the Transactional Agreement), and (iii) the eventually that VIMEXICO may totally or partially assign, in one or several times, its rights and obligations derived from the Purchase-sale (hereinafter referred to as “Transactional Agreement Novation”).
(b) On December 29, 2008, the legal representatives of Sellers and Buyers executed a private document, among others, in which the price and certain conditions of the purchase and sale of all Subject Partnerships were amended. Attached hereto as Annex 3.
VI. The Parties hereof have decided to execute the Transactional Documents in two phases; namely:
(a) Today, January 16, 2009, executed the purchase and sale deed of NINE THOUSAND FIVE HUNDRED SEVENTY (9,570) partnership interest (hereinafter, “Marketable Partnership Interest”).
(b) On January 30, 2009, the purchase of FIFTY THOUSAND FIVE HUNDRED THIRTY (50,530) Partnership Interest remaining from Sellers by VITRO CRISTALGLASS.
STATEMENTS
1.	PURPOSE AND CONSENT
1.1	Purpose of the Purchase-sale
The Marketable Partnership Interest.
1.2	Consent
1.2.1 Subject to the terms and conditions hereof, Sellers are selling to VIMEXICO, and VIMEXICO purchases the Marketable Partnership Interest, free of all lien, encumbrance, and restrictions for transfer, with all ascribed rights thereof.
1.2.2 Particularly: (A) (i) INVERGAR, (ii) FRANCISCO JAVIER PRADO OVALLE, (ii) RECAREDO PRADO OVALLE, (iii) ISAAC PRADO OVALLE, and (iv) the marriage between ISAAC PRADO BODELON and CONCEPCIÓN OVALLE VALLINAS, sell to (B) VIMEXICO, and VIMEXICO purchases, a number of Partnership Interest of a class and the number resulting from the following chart:

Seller	NUMBER	CLASS	NUMBER

FRANCISCO JAVIER PRADO OVALLE (at a private regime)	2,033	B	23,665	a	25,697

INVERGAR PARTICIPACIONES INMOBILIARIAS, S.L.U.	1,435	B	1	a	1435

ISAAC PRADO OVALLE (at a private regime)	2,034	B	47,330		49,363

RECAREDO PRADO OVALLE (at a private regime)	2,034	B	32,305		34,338

ISAAC PRADO BODELÓN and CONCEPCIÓN OVALLE VALLINAS (at a profitable regime)	2,034	B	2,255	a	4,288

TOTAL	9,570
2.	PURCHASE PRICE
2.1 Therefore, the purchase price to be paid by VIMEXICO to Sellers on account of Marketable Partnership Interest is an aggregate amount of FIVE MILLION EUROS (5,000,000 €) (hereinafter the “Price”).
3.	PAYMENT TERMS
The Price shall be paid by VIMEXICO to Sellers by bank checks, copy of which are attached hereto as Annex 4. Sellers hereby grant a payment letter for such Price.
5.	BOND
VIMEXICO, VITRO CRISTALGLASS and VITRO EUROPA hereby jointly guarantee the performance of all and each obligation assumed by VIMEXICO, VITRO CRISTALGLASS, and VITRO EUROPA, as the case may be, for Sellers. Therefore, they hereby constitute as joint guarantors in respect to Sellers, as appropriate, and expressly waive to any order or excussion benefit and division, and to any other general or specific character that they may have. Such purchase and sale established an ownership agreement on the Partnership Interest until the purchase and sale Price is paid.